Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

August 11, 2014	OTC: SENR

Strategic Environmental & Energy Resources, Inc. Reports Record Second Quarter Revenue and Earnings

Q2 revenue up 46% to a record $4.3 million from $2.9 million in Q2 last year

Q2 net income increases to a record $464,600 versus net loss of $17,300 last year

Q2 Modified EBITDA before non-controlling interest of $546,200 versus $64,700 last year

Paragon Waste Solutions reports initial revenue of $78,000 in second quarter with total customer deposits and license fees for CoronaLux™ systems of $743,000 through first half of 2014

GOLDEN, Colo. – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced results for its second quarter and six-month period ended June 30, 2014.

“Our sustained focus on top-line growth while carefully monitoring operating costs resulted in record revenue of $4.3 million, record net income of $464,600 and modified EBITDA of $546,200 in the second quarter,” said J. John Combs III, Chairman and CEO.   “We had a very strong performance by our expanding industrial cleaning businesses, which combined to achieve 77% revenue growth year over year.  It is also important to note that our Paragon waste destruction subsidiary has successfully placed its first units, the result of which generated $743,000 in cash and $78,000 in revenue.   We’re very pleased to see our investment in Paragon contributing so significantly since its recent launch, confirming our expectation that Paragon is an important long-term growth opportunity for SEER.”

Second Quarter Results

Total second quarter revenue increased 46% to a record $4.3 million from $2.9 million in the same quarter last year. Services revenue increased 77% year over year to $3.1 million from $1.8 million due to higher demand for the Company’s industrial solutions. Services revenue includes industrial and rail car cleaning services performed by the Company’s REGS and Tactical Cleaning subsidiaries. The significant increase in services revenue more than offsets a slight decline in product revenue – to $1.1 million from $1.2 million – as commencement of certain environmental projects moved from the second quarter into the third quarter. The majority of product revenue was generated by the Company’s MV Technologies subsidiary, although the Paragon Waste Solutions subsidiary generated its initial recognizable revenue – $78,000 – in the second quarter as the Company continued its transition from development phase into product rollout phase for its CoronaLux™ waste destruction systems. Paragon continues to win new business and is expected to begin contributing more significantly to revenue as additional CoronaLux™ systems are placed into service in medical and refinery waste applications.

Total operating expenses increased 30% to $3.9 million in the second quarter compared to $3.0 million in the same quarter last year. The increase was primarily due to higher services costs in support of the 77% increase in services revenue as well as to increased staffing and other costs in support of the rollout of Paragon’s waste destruction technology.

Net income attributable to SEER common stockholders increased to a record $464,600, or $0.01 per share, from a net loss of $17,300, or less than one cent per share, in the second quarter last year. Modified EBITDA before non-controlling interest for the second quarter was $546,200 as compared with $64,700 in the same quarter last year.

Six-Month Results

Revenue in the first half of 2014 increased 28% to $7.1 million from $5.5 million in the same period last year. Services revenue increased 57% year over year to $5.4 million from $3.4 million, reflecting growing demand for the Company’s industrial cleaning solutions. Product revenue declined 23% year over year to $1.6 million from $2.1 million but is expected to increase in the second half 2014. Paragon, which received customer deposits and license fees for its CoronaLux™ systems of $743,000 in the first six months of 2014, amortizes revenue under terms of its customer contracts, so non-refundable deposits and license fees received is a more accurate leading indicator of divisional growth and future revenue.

Total operating expenses increased 34% to $7.8 million from $5.8 million for the comparative six-month periods. This increase was attributable to increased labor expenses and higher costs of services generally in line with service revenue growth, and higher selling, general and administrative expense in support of overall revenue growth and start-up activities associated with Paragon’s nationwide product rollout. Net loss attributable to SEER stockholders through six months was $570,600, or $0.01 per share, versus $188,800, or less than one cent per share, in the same period last year. Modified EBITDA before non-controlling interest was $207,900 through six months versus a loss of $58,700 in the same period last year.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”).

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

J. John Combs III

Chief Executive Officer

720-460-3522

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

jay@pfeifferhigh.com

303-393-7044

Strategic Environmental & Energy Resources, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Products	$1,061,400	$1,159,300	$1,581,500	$2,060,900
Services	$3,135,600	$1,769,600	$5,398,500	$3,436,900
Licensing	78,700	—	78,700	—
Total revenue	$4,275,700	$2,928,900	$7,058,700	$5,497,800
Operating Expenses:
Products costs	747,400	824,200	1,127,600	1,396,500
Services costs	1,988,900	1,385,500	3,570,200	2,584,100
Licensing costs	123,500	—	123,500	—
Selling, general and administrative	1,062,800	801,500	2,971,600	1,816,100
Total operating expenses	3,922,600	3,011,200	7,792,900	5,796,700
Income (loss) from operations	353,100	(82,300)	(734,200)	(298,900)
Other income (expenses):
Interest income	—	2,000	—	4,000
Interest expense	(19,100)	(29,400)	(42,700)	(53,300)
Gain on debt settlements	—	—	24,400	—
Other	32,800	46,300	16,000	45,000
Total non-operating expense, net	13,700	18,900	(2,300)	(4,300)
Net income (loss)	$366,800	$(63,300)	$(736,500)	$(303,200)
Less: Net loss attributable to non-controlling interest	(97,800)	(46,000)	(165,900)	(114,400)
Net income (loss) attributable to SEER	$464,600	$(17,300)	$(570,600)	$(188,800)
Net income (loss) per share, basic and diluted	$0.01	$—	$(0.01)	$(0.01)
Weighted average shares outstanding
- basic and diluted	51,196,100	42,927,700	50,277,400	42,044,900

Strategic Environmental & Energy Resources, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2014	2013
ASSETS	(Unaudited)
Current assets:
Cash	$1,360,200	$2,419,100
Cash – restricted	250,000	250,000
Accounts receivable, net	2,514,200	1,170,000
Costs and estimated earnings in excess billings on uncompleted contracts	173,200	78,500
Inventory	39,000	22,400
Prepaid expenses and other current assets	313,900	253,000
Total current assets	4,650,500	4,193,000
Property and equipment, net	3,894,900	1,762,900
Intangible assets, net	389,700	379,500
Other assets	34,600	36,800
Total assets	$8,969,700	$6,372,200
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,227,900	$1,506,800
Accrued liabilities	790,600	924,200
Billings in excess of costs and estimated earnings on uncompleted contracts	349,300	170,300
Current portion of payroll taxes payable	943,200	250,600
Customer deposits	330,000	118,000
Deferred revenue	419,500	—
Current portion of notes payable and capital lease obligations	383,300	504,700
Notes payable – related parties, including accrued interest	130,700	136,900
Total current liabilities	5,574,500	3,611,500
Payroll taxes payable, net of current portion	—	720,800
Notes payable and capital lease obligations, net of current portion	16,500	48,100
Total liabilities	5,591,000	4,380,400
Stockholders’ equity:
Common stock	51,300	47,900
Common stock subscribed	50,000	50,000
Additional paid-in capital	16,717,700	14,597,700
Stock subscription receivable	(50,000)	(50,000)
Accumulated deficit	(12,785,800)	(12,215,200)
Total stockholders’ equity	3,983,200	2,430,400
Non-controlling interest	(604,500)	(438,600)
Total equity	3,378,700	1,991,800
Total liabilities and stockholders’ equity	$8,969,700	$6,372,200

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income (loss)	$366,800	$(63,400)	$(736,500)	$(303,200)
Non-controlling interest	97,800	46,000	165,900	114,400
Net income (loss) applicable to SEER	464,600	(17,400)	(570,600)	(188,800)
Interest	19,100	29,400	42,700	53,300
Depreciation and amortization	123,600	93,200	216,700	180,100
EBITDA, including non-controlling interest	607,300	105,200	(311,200)	44,600
Stock-based compensation	36,700	5,500	685,000	11,100
Modified EBITDA, including non-controlling interest	$644,000	$110,700	$373,800	$55,700
EBITDA, excluding non-controlling interest	$509,500	$59,200	$(477,100)	$(69,800)
Modified EBITDA, excluding non-controlling interest	$546,200	$64,700	$207,900	$(58,700)